Exhibit 99

HMN Financial, Inc. Announces Third Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--October 20, 2011--HMN Financial, Inc. (NASDAQ:HMNF):

Third Quarter Highlights

  Net loss of $2.1 million compared to net loss of $9.4 million in third quarter of 2010
  Diluted loss per share of $0.65 compared to diluted loss per share of $2.60 in third quarter of 2010
  Provision for loan losses of $4.3 million, down $7.6 million from third quarter of 2010
  Nonperforming assets of $60.0 million, down $5.0 million from second quarter of 2011
  Net interest margin of 3.71%, up 34 basis points from third quarter of 2010

Year to Date Highlights

  Net loss of $3.9 million compared to net loss of $19.0 million in first nine months of 2010
  Diluted loss per share of $1.38 compared to diluted loss per share of $5.43 in first nine months of 2010
  Provision for loan losses of $9.7 million, down $13.2 million from first nine months of 2010
  Nonperforming assets of $60.0 million, down $24.5 million from December 31, 2010
  Net interest margin of 3.60%, up 25 basis points from first nine months of 2010
  Total assets decreased $62 million from December 31, 2010

Loss Summary (unaudited)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share amounts)	2011	2010	2011	2010
Net loss	$(2,055)	(9,367)	$(3,929)	(19,046)
Net loss available to common shareholders	(2,511)	(9,814)	(5,291)	(20,381)
Diluted loss per share	(0.65)	(2.60)	(1.38)	(5.43)
Loss on average assets	(1.02)	(3.89)%	(0.62)	(2.55)%
Loss on average equity	(12.10)	(42.01)%	(7.62)	(26.71)%
Book value per common share	$9.23	13.00	$9.23	13.00

HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $818 million holding company for Home Federal Savings Bank (the Bank), today reported a net loss of $2.1 million for the third quarter of 2011, an improvement of $7.3 million, or 78.1%, compared to a net loss of $9.4 million for the third quarter of 2010. Net loss available to common shareholders was $2.5 million for the third quarter of 2011, an improvement of $7.3 million, or 74.4%, from the net loss available to common shareholders of $9.8 million for the third quarter of 2010. Diluted loss per common share for the third quarter of 2011 was $0.65, a decreased loss of $1.95, or 75.0%, from the diluted loss per common share of $2.60 for the third quarter of 2010. The decreased loss for the third quarter of 2011 is due primarily to a $7.6 million decrease in the provision for loan losses between the periods. The provision for loan losses decreased primarily because fewer loan loss reserves on commercial real estate loans were needed due to the stabilization of values of non-performing real estate in the third quarter of 2011 when compared to the third quarter of 2010. The provision also decreased because of the $117 million decrease in the loan portfolio between the periods.

President’s Statement
"Our core business remains sound and we are encouraged by the increase in our net interest margin and the declining trend in both our loan loss provision and non-performing assets,” said Bradley Krehbiel, President of HMN. “We will continue to focus our efforts on reducing our non-performing assets, increasing our core deposit relationships, and reducing expenses to reflect the decrease in our interest earning assets. We believe that, over time, our focus on these areas will be effective in generating improved financial results despite the difficult economic environment that continues to exist.”

Third Quarter Results

Net Interest Income
Net interest income was $7.1 million for the third quarter of 2011, a decrease of $0.7 million, or 8.9%, compared to $7.8 million for the third quarter of 2010. Interest income was $9.6 million for the third quarter of 2011, a decrease of $2.4 million, or 20.0%, from $12.0 million for the same period in 2010. Interest income decreased between the periods primarily because of a $156 million decrease in the average interest-earning assets and also because of a decrease in the average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.01% for the third quarter of 2011, a decrease of 18 basis points from the 5.19% average yield for the third quarter of 2010. The decrease in yield is the result of the lower interest rate environment that existed during the third quarter of 2011.

Interest expense was $2.5 million for the third quarter of 2011, a decrease of $1.7 million, or 40.6%, compared to $4.2 million for the third quarter of 2010. Interest expense decreased primarily because of the $133 million decrease in the average interest-bearing liabilities between the periods. The decrease in the average interest-bearing liabilities is primarily the result of a decrease in outstanding borrowings and brokered deposits between the periods. The decrease in borrowings and brokered deposits between the periods was the result of using the proceeds from loan principal payments to fund maturing borrowings and brokered deposits. Interest expense also decreased because of the lower rates paid on retail money market accounts and certificates of deposits. The decreased rates were the result of the lower interest rate environment that existed during the third quarter of 2011. The average interest rate paid on interest-bearing liabilities was 1.36% for the third quarter of 2011, a decrease of 57 basis points from the 1.93% average interest rate paid in the third quarter of 2010. Net interest margin (net interest income divided by average interest earning assets) for the third quarter of 2011 was 3.71%, an increase of 34 basis points, compared to 3.37% for the third quarter of 2010.

Provision for Loan Losses
The provision for loan losses was $4.3 million for the third quarter of 2011, a decrease of $7.6 million, compared to $11.9 million for the third quarter of 2010. The provision decreased primarily because fewer loan loss reserves on commercial real estate loans were needed due to the stabilization of values of non-performing real estate in the third quarter of 2011 when compared to the third quarter of 2010. The provision also decreased because of the $117 million decrease in the loan portfolio between the periods. Total non-performing assets were $60.0 million at September 30, 2011, a decrease of $5.0 million, or 7.6%, from $65.0 million at June 30, 2011. Non-performing loans decreased $4.2 million and foreclosed and repossessed assets decreased $0.8 million during the third quarter of 2011. The non-performing loan and foreclosed and repossessed asset activity for the quarter was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed assets
June 30, 2011	$43,086	June 30, 2011	$21,871
Classified as non-performing	5,039	Transferred from non-performing loans	312
Charge offs	(6,436)	Other foreclosures/repossessions	111
Principal payments received	(2,467)	Real estate sold	(910)
Classified as accruing	(52)	Net gain on sale of assets	159
Transferred to real estate owned	(312)	Write downs	(399)
September 30, 2011	$38,858	September 30, 2011	$21,144

The decrease in non-performing loans during the quarter relates primarily to loans that were charged off during the period. Of the $6.4 million in charge offs recorded during the third quarter of 2011, $3.8 million related to three residential development loans and $2.2 million related to various commercial business loans. The largest remaining non-performing loan at September 30, 2011 was for $3.8 million and is secured by a residential development located in the Bank’s primary market.

A reconciliation of the Company’s allowance for loan losses for the quarters ended September 30, 2011 and 2010 is summarized as follows:

(in thousands)	2011	2010
Balance at June 30,	$27,764	$26,027
Provision	4,260	11,946
Charge offs:
One-to-four family	(32)	0
Consumer	(143)	(406)
Commercial business	(2,167)	(1,061)
Commercial real estate	(4,094)	(3,045)
Recoveries	102	29
Balance at September 30,	$25,690	$33,490

General allowance	$15,906	$16,292
Specific allowance	9,784	17,198
	$25,690	$33,490

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the two most recently completed quarters and December 31, 2010.

	September 30,	June 30,	December 31,
(Dollars in thousands)	2011	2011	2010
Non-Accruing Loans:
One-to-four family real estate	$2,930	$2,039	$4,844
Commercial real estate	24,392	25,194	36,737
Consumer	460	555	224
Commercial business	11,076	15,298	26,269
Total	38,858	43,086	68,074

Foreclosed and Repossessed Assets:
One-to-four family real estate	1,003	2,468	972
Consumer	0	3	14
Commercial real estate	20,141	19,400	15,409
Total non-performing assets	$60,002	$64,957	$84,469
Total as a percentage of total assets	7.33%	8.05%	9.59%
Total non-performing loans	$38,858	$43,086	$68,074
Total as a percentage of total loans receivable, net	6.57%	7.16%	10.25%
Allowance for loan loss to non-performing loans	66.11%	64.44%	62.91%

Delinquency Data:
Delinquencies (1)
30+ days	$7,763	$8,861	$4,021
90+ days	823	0	754
Delinquencies as a percentage of
loan and lease portfolio (1)
30+ days	1.27%	1.43%	0.59%
90+ days	0.13%	0.00%	0.11%

(1) Excludes non-accrual loans.

The Company had specific reserves established against the above non-accruing loans of $7.8 million, $10.2 million and $25.0 million, respectively, at September 30, 2011, June 30, 2011 and December 31, 2010.

The following table summarizes the number of lending relationships and types of commercial real estate loans that were non-performing as of the end of the two most recently completed quarters and December 31, 2010.

		Principal		Principal		Principal
(Dollars in thousands)		Amount of Loan		Amount of Loan		Amount of Loan
		September 30,		June 30,		December 31,
Property Type	#	2011	#	2011	#	2010
Developments/land	8	$17,059	6	$17,946	9	$23,661
Single family homes	0	0	0	0	3	2,673
Alternative fuel plants	1	2,266	1	2,266	1	4,994
Shopping centers/retail	2	1,347	3	1,378	3	1,099
Restaurants/bar	1	636	1	654	1	635
Office building	1	2,925	1	2,950	1	3,675
Other commercial building	1	159	0	0	0	0
	14	$24,392	12	$25,194	18	$36,737

The Company had specific reserves established against the above commercial real estate loans of $4.2 million, $5.7 million and $13.3 million, respectively, at September 30, 2011, June 30, 2011 and December 31, 2010.

The following table summarizes the number of lending relationships and industry of commercial business loans that were non-performing for the two most recent quarters and December 31, 2010.

		Principal		Principal		Principal Amount
(Dollars in thousands)		Amount of Loan		Amount of Loan		of Loan
		September 30,		June 30,		December 31,
Industry Type	#	2011	#	2011	#	2010
Construction/development/land	3	$2,678	4	$4,768	6	$9,148
Finance	1	177	1	181	1	248
Retail	4	1,550	4	3,061	1	2,504
Banking	2	1,824	2	1,974	2	8,223
Entertainment	1	235	1	239	1	315
Utilities	1	4,568	1	4,583	1	4,614
Restaurant	0	0	2	492	4	1,217
Transportation	1	44	0	0	0	0
	13	$11,076	15	$15,298	16	$26,269

The Company had specific reserves established against the above commercial business loans of $2.8 million, $3.5 million and $10.7 million, respectively, at September 30, 2011, June 30, 2011 and December 31, 2010.

Non-Interest Income and Expense
Non-interest income was $1.5 million for the third quarter of 2011, a decrease of $0.4 million, or 19.7%, from $1.9 million for the same period in 2010. Gains on sales of loans decreased $363,000 between the periods as a result of a decrease in single family loan originations. Loan servicing fees decreased $17,000 between the periods primarily because of a decrease in the number of commercial loans that are being serviced for others.

Non-interest expense was $6.4 million for the third quarter of 2011, a decrease of $0.6 million, or 8.5%, from $7.0 million for the same period of 2010. Loss on real estate owned decreased $273,000 in the third quarter of 2011 when compared to the same period in 2010. Deposit insurance expense decreased $268,000 between the periods primarily because of a change in the FDIC’s insurance cost structure and also because of a decrease in brokered deposits between the periods. Occupancy expense decreased $125,000 primarily because of a decrease in depreciation expense. Compensation and benefits expense decreased $80,000 between the periods primarily because of a decrease in the compensation paid as a result of having fewer employees and fewer loan originations in the third quarter of 2011 when compared to the same period in 2010. Other non-interest expenses increased $120,000 primarily because of an increase in the costs related to other real estate owned. Data processing expense increased $34,000 due to increased software maintenance costs.

Income tax expense decreased $97,000 between the periods, from an expense of $97,000 in the third quarter of 2010 to no expense in the third quarter of 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the third quarter of 2011.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $2.5 million for the third quarter of 2011, a decreased loss of $7.3 million from the $9.8 million net loss available to common shareholders in the third quarter of 2010. The net loss available to common shareholders decreased primarily because of the change in the net loss between the periods. The Company deferred the February 15, 2011, May 15, 2011, and August 15, 2011 cash dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from the net loss for financial statement purposes to arrive at the net loss available to common shareholders.

Loss on Assets and Equity
Loss on average assets for the third quarter of 2011 was 1.02%, compared to a 3.89% loss on average assets for the third quarter of 2010. Loss on average equity was 12.10% for the third quarter of 2011, compared to a 42.01% loss on average equity for the same period of 2010. Book value per common share at September 30, 2011 was $9.23, compared to $13.00 at September 30, 2010.

Nine Month Period Results

Net Loss
The net loss was $3.9 million for the nine-month period ended September 30, 2011, an improvement of $15.1 million, from the $19.0 million loss for the nine-month period ended September 30, 2010. The net loss available to common shareholders was $5.3 million for the nine-month period ended September 30, 2011, an improvement of $15.1 million, from the net loss available to common shareholders of $20.4 million for the same period of 2010. Diluted loss per common share for the nine month period in 2011 was $1.38, an improvement of $4.05, from the diluted loss per common share of $5.43 for the same period in 2010. The decreased loss for the first nine months of 2011 is due primarily to a $13.2 million decrease in the provision for loan losses between the periods and also because of a $5.8 million decrease in the provision for income taxes between the periods due to a deferred tax asset valuation reserve that was established during the second quarter of 2010. The provision decreased primarily because fewer loan loss reserves on commercial real estate loans were needed due to the stabilization of values of non-performing real estate in the first nine months of 2011 when compared to the same nine-month period of 2010. The provision also decreased because of the $117 million decrease in the loan portfolio between the periods. These decreases in expense were partially offset by a $2.2 million decrease in net interest income due primarily to the decrease in interest-earning assets between the periods and a $1.4 million increase in other expenses and losses related to other real estate owned.

Net Interest Income
Net interest income was $21.5 million for the first nine months of 2011, a decrease of $2.2 million, or 9.3%, from $23.7 million for the same period in 2010. Interest income was $30.3 million for the nine-month period ended September 30, 2011, a decrease of $7.1 million, or 19.0%, from $37.4 million for the same period in 2010. Interest income decreased between the periods primarily because of a $149 million decrease in the average interest-earning assets and also because of a decrease in the average yields between the periods. Average interest earning assets decreased between the periods primarily because of a decrease in the commercial loan portfolio, which occurred because of declining loan demand and the Company’s focus on improving credit quality, managing net interest margin and improving capital ratios. The average yield earned on interest-earning assets was 5.08% for the nine-month period of 2011, a decrease of 20 basis points from the 5.28% average yield for the nine-month period of 2010. The decrease in yield is the result of the lower interest rate environment that existed during the first nine months of 2011.

Interest expense was $8.8 million for the nine-month period ended September 30, 2011, a decrease of $4.9 million, or 35.8%, from $13.7 million for the same period in 2010. Interest expense decreased primarily because of a $129 million decrease in the average interest-bearing liabilities between the periods. The decrease in average interest-bearing liabilities is primarily the result of a decrease in the average outstanding brokered deposits between the periods. The average interest rate paid on interest-bearing liabilities was 1.54% for the nine-month period of 2011, a decrease of 51 basis points from the 2.05% average rate paid for the same nine-month period of 2010. Net interest margin (net interest income divided by average interest earning assets) was 3.60% for the nine-month period of 2011, an increase of 25 basis points from the 3.35% margin for the same nine-month period of 2010.

Provision for Loan Losses
The provision for loan losses was $9.7 million for the first nine months of 2011, a decrease of $13.2 million, from $22.8 million for the same nine-month period in 2010. The provision decreased primarily because fewer loan loss reserves on commercial real estate loans were needed due to the stabilization of values of non-performing real estate in the first nine months of 2011 when compared to the same nine-month period of 2010. The provision also decreased because of the $117 million decrease in the loan portfolio between the periods. Total non-performing assets were $60.0 million at September 30, 2011, a decrease of $24.5 million, or 29.0%, from $84.5 million at December 31, 2010. Non-performing loans decreased $29.2 million and foreclosed and repossessed assets increased $4.7 million during the nine-month period ended September 30, 2011. The non-performing loan and foreclosed and repossessed asset activity for the first nine months of 2011 was as follows:

(Dollars in thousands)
Non-performing loans		Foreclosed and repossessed asset activity
December 31, 2010	$68,074	December 31, 2010	$16,395
Classified as non-performing	16,651	Transferred from non-performing loans	8,543
Charge offs	(27,707)	Other foreclosures/repossessions	139
Principal payments received	(4,613)	Real estate sold	(3,382)
Classified as accruing	(5,004)	Net gain on sale of assets	153
Transferred to real estate owned	(8,543)	Write downs	(704)
September 30, 2011	$38,858	September 30, 2011	$21,144

A reconciliation of the Company’s allowance for loan losses for the nine-month periods ended September 30, 2011 and 2010 is summarized as follows:

(in thousands)	2011	2010
Balance at January 1,	$42,828	$23,811
Provision	9,669	22,839
Charge offs:
One-to-four family	(450)	(168)
Consumer	(230)	(795)
Commercial business	(10,724)	(5,803)
Commercial real estate	(16,303)	(6,524)
Recoveries	900	130
Balance at September 30,	$25,690	$33,490

General allowance	$15,906	$16,292
Specific allowance	9,784	17,198
	$25,690	$33,490

Non-Interest Income and Expense
Non-interest income was $4.9 million for the first nine months of 2011, a decrease of $353,000, or 6.7%, from $5.2 million for the same period in 2010. Gains on sales of loans decreased $348,000 between the periods as a result of a decrease in single family loan originations. Loan servicing fees decreased $59,000 between the periods primarily because of a decrease in the number of commercial loans that are being serviced for others. Other non-interest income decreased $39,000 due primarily to a decrease in rental income on other real estate owned due to the sale of some properties that were being rented. Fees and service charges increased $93,000 between the periods primarily because of increases in debit card income and service charges.

Non-interest expense was $20.7 million for the first nine months of 2011, an increase of $1.4 million, or 7.0%, from $19.3 million for the same period in 2010. Other non-interest expense increased $1.4 million, because of increased real estate taxes and legal fees related to other real estate owned. Non-interest expense also increased $645,000 between the periods because of a $301,000 loss recognized on real estate owned in the first nine months of 2011 compared to a $344,000 gain recognized on real estate owned in the first nine months of 2010. Compensation and benefits expense increased $132,000 between the periods primarily because of an increase in health insurance costs between the periods. Deposit insurance expense decreased $493,000 between the periods primarily because of a change in the FDIC’s insurance cost structure and also because of a decrease in brokered deposits between the periods. Occupancy expense decreased $335,000 primarily because of a decrease in depreciation expense. Data processing expense increased $18,000 due to increased software maintenance costs.

Income tax expense decreased $5.8 million between the periods, from an expense of $5.8 million in the first nine months of 2010 to no expense in the first nine months of 2011. In the second quarter of 2010, the Company recorded a deferred tax asset valuation reserve against its entire deferred tax asset balance and the Company continued to maintain a valuation reserve against the entire deferred tax asset balance at September 30, 2011. Since the valuation reserve is established against the entire deferred tax asset balance, no income tax expense was recorded for the first nine months of 2011.

Net Loss Available to Common Shareholders
The net loss available to common shareholders was $5.3 million for the first nine months of 2011, a decreased loss of $15.1 million from the $20.4 million net loss available to common shareholders in the first nine months of 2010. The net loss available to common shareholders decreased primarily because of the change in the net loss between the periods. The Company deferred the February 15, 2011, May 15, 2011, and August 15, 2011 cash dividend payments on its Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued to the United States Treasury Department as part of the TARP Capital Purchase Program. The deferred dividend payments have been accrued for payment in the future and are being reported for the deferral period as a preferred dividend requirement that is deducted from the net loss for financial statement purposes to arrive at the net loss available to common shareholders.

Loss on Assets and Equity
Loss on average assets for the nine-month period ended September 30, 2011 was 0.62%, compared to a loss on average assets of 2.55% for the same period in 2010. Loss on average equity was 7.62% for the nine-month period ended September 30, 2011, compared to a loss on average equity of 26.71% for the same period in 2010.

General Information
HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, Minnesota. The Bank operates ten full service offices in southern Minnesota located in Albert Lea, Austin, Eagan, La Crescent, Rochester, Spring Valley and Winona and two full service offices in Iowa located in Marshalltown and Toledo. Home Federal Private Banking operates branches in Edina and Rochester, Minnesota. Home Federal Savings Bank also operates a loan origination office in Sartell, Minnesota.

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding reducing non-performing assets, increasing core deposit relationships, reducing expenses, and generating improved financial results. These statements are often identified by such forward-looking terminology as “expect,” “intent,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate securing loans to borrowers, federal and state regulation and enforcement, including restrictions set forth in the supervisory agreements between each of the Company and Bank and the Office of the Comptroller of the Currency, possible legislative and regulatory changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments, changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on Form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
(dollars in thousands)	2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$38,311	20,981
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $22,426 and $32,036)	23,681	33,506
Other marketable securities
(amortized cost $120,616 and $118,631)	120,452	118,058
	144,133	151,564

Loans held for sale	4,031	2,728
Loans receivable, net	591,265	664,241
Accrued interest receivable	2,576	3,311
Real estate, net	21,144	16,382
Federal Home Loan Bank stock, at cost	4,222	6,743
Mortgage servicing rights, net	1,447	1,586
Premises and equipment, net	8,678	9,450
Prepaid expenses and other assets	2,577	3,632
Deferred tax asset, net	0	0
Total assets	$818,384	880,618

Liabilities and Stockholders’ Equity
Deposits	$676,444	683,230
Federal Home Loan Bank advances	70,000	122,500
Accrued interest payable	715	1,092
Customer escrows	1,450	818
Accrued expenses and other liabilities	4,606	3,431
Total liabilities	753,215	811,071
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock: ($.01 par value)
authorized 500,000 shares; issued shares 26,000	24,648	24,264
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	53,535	56,420
Retained earnings, subject to certain restrictions	50,934	55,838
Accumulated other comprehensive income	735	541
Unearned employee stock ownership plan shares	(3,239)	(3,384)
Treasury stock, at cost 4,740,711 and 4,818,263 shares	(61,535)	(64,223)
Total stockholders’ equity	65,169	69,547
Total liabilities and stockholders’ equity	$818,384	880,618

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Loss
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data)	2011	2010	2011	2010
Interest income:
Loans receivable	$8,967	11,023	28,171	34,243
Securities available for sale:
Mortgage-backed and related	259	430	873	1,444
Other marketable	308	473	1,132	1,636
Cash equivalents	4	2	7	4
Other	34	35	148	109
Total interest income	9,572	11,963	30,331	37,436

Interest expense:
Deposits	1,623	2,668	5,369	9,127
Federal Home Loan Bank advances	865	1,521	3,434	4,585
Total interest expense	2,488	4,189	8,803	13,712
Net interest income	7,084	7,774	21,528	23,724
Provision for loan losses	4,260	11,946	9,669	22,839
Net interest income (loss) after provision
for loan losses	2,824	(4,172)	11,859	885

Non-interest income:
Fees and service charges	978	972	2,827	2,734
Mortgage servicing fees	247	264	747	806
Gain on sales of loans	188	551	984	1,332
Other	106	105	336	375
Total non-interest income	1,519	1,892	4,894	5,247

Non-interest expense:
Compensation and benefits	3,276	3,356	10,348	10,216
Loss (gain) on real estate owned	111	384	301	(344)
Occupancy	930	1,055	2,786	3,121
Deposit insurance	190	458	1,001	1,494
Data processing	326	292	884	866
Other	1,565	1,445	5,362	3,984
Total non-interest expense	6,398	6,990	20,682	19,337
Loss before income tax expense	(2,055)	(9,270)	(3,929)	(13,205)
Income tax expense	0	97	0	5,841
Net loss	$(2,055)	(9,367)	(3,929)	(19,046)
Preferred stock dividends and discount	456	447	1,362	1,335
Net loss available to common shareholders	(2,511)	(9,814)	(5,291)	(20,381)
Basic loss per common share	$(0.65)	(2.60)	(1.38)	(5.43)
Diluted loss per common share	$(0.65)	(2.60)	(1.38)	(5.43)

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

	Three Months Ended		Nine Months Ended
SELECTED FINANCIAL DATA:	September 30,		September 30,
(dollars in thousands, except per share data)	2011	2010	2011	2010
I. OPERATING DATA:
Interest income	$9,572	11,963	30,331	37,436
Interest expense	2,488	4,189	8,803	13,712
Net interest income	7,084	7,774	21,528	23,724

II. AVERAGE BALANCES:
Assets (1)	802,140	954,799	840,787	997,196
Loans receivable, net	597,602	731,795	620,227	758,961
Securities available for sale (1)	121,286	151,537	141,500	159,031
Interest-earning assets (1)	758,610	914,717	798,912	947,554
Interest-bearing liabilities	727,413	860,451	766,759	895,697
Equity (1)	67,336	88,473	68,956	95,341

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	(1.02)%	(3.89)%	(0.62)%	(2.55)%
Interest rate spread information:
Average during period	3.65	3.26	3.54	3.24
End of period	3.77	3.48	3.77	3.48
Net interest margin	3.71	3.37	3.60	3.35
Ratio of operating expense to average
total assets (annualized)	3.16	2.90	3.29	2.59
Return on average equity (annualized)	(12.10)	(42.01)	(7.62)	(26.71)
Efficiency	74.36	72.32	78.28	66.75
	September 30,	December 31,	September 30,
	2011	2010	2010
IV. ASSET QUALITY:
Total non-performing assets	$60,002	84,469	81,579
Non-performing assets to total assets	7.33%	9.59%	8.99%
Non-performing loans to total loans receivable, net	6.57	10.25	9.00
Allowance for loan losses	$25,690	42,828	33,490
Allowance for loan losses to total assets	3.14%	4.86%	3.69%
Allowance for loan losses to total loans receivable, net	4.34	6.45	4.79
Allowance for loan losses to non-performing loans	66.11	62.91	53.15

V. BOOK VALUE PER SHARE:
Book value per share	$9.23	10.51	13.00
	Nine Months	Year	Nine Months
	Ended	Ended	Ended
	Sept 30, 2011	Dec 31, 2010	Sept 30, 2010
VI. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	7.96%	7.90%	8.83%
Average stockholders’ equity to average assets (1)	8.20	9.40	9.56
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	104.19	105.67	105.79
Tier I or core capital	7.79	7.60	8.40
Risk-based capital to risk-weighted assets	11.62	10.97	11.84
	September 30,	December 31,	September 30,
	2011	2010	2010
VII. EMPLOYEE DATA:
Number of full time equivalent employees	206	212	213

(1) Average balances were calculated based upon amortized cost without the market value impact of ASC 320.

CONTACT:
HMN Financial, Inc.
Bradley Krehbiel, 507-252-7169
President